UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: August 20, 2003

(Date of earliest event reported)

International Absorbents Inc.

(Exact name of Registrant as specified in its charter)

Province of British Columbia, Canada	1-31642	None

(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification No.)

1569 Dempsey Road, North Vancouver, British Columbia, CANADA	V7K 1S8

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(604) 681-6181

Not applicable

(Former name or former address, if changed since last report)

ITEM 5.     Other Events.

On August 20, 2003, International Absorbents Inc., a British Columbia, Canada corporation, through its wholly-owned subsidiary, Absorption Corp. (“Absorption”), entered into a loan agreement with Branch, Banking and Trust Company (“BB&T”) whereby BB&T has agreed to loan to Absorption the aggregate amount of $4,691,000. The loan interest rate is the 30-day LIBOR (1.11% on August 27, 2003) rate plus 2.25%. The loan is amortized over 180 months on real estate and 84 months on equipment, with a balloon payment due in five years on both.

Absorption intends to use $1,827,000 of the total proceeds for the purchase of real property and the construction of a manufacturing and warehouse facility. To that end, on August 20, 2003, Absorption purchased approximately fifteen acres of real property, with an existing 41,000 sq. ft. facility, in Jesup, Georgia, located 75 miles southwest of Savannah. The balance of the loan proceeds, $2,864,000, will be used for the purchase and installation of manufacturing equipment in the new facility. Total project costs are currently forecasted at $6,155,000, with the funds above $4,691,000 to be financed through Absorption’s cash flow. The press release, dated August 29, 2003, is attached as Exhibit 99.1 to this report.

The statements in this report regarding future aspects relating to the project and the financing and other statements which are not historical facts are forward-looking statements that involve risks and uncertainties, including, but not limited to, market and competitive conditions, that may cause actual future experience and results to differ materially from the statements made.

ITEM 7.     Financial Statement and Exhibits.

c)	Exhibits

99.1 News Release of the Registrant dated August 29, 2003.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL ABSORBENTS INC.

Date August 29, 2003	/s/ Gordon Ellis Gordon L. Ellis, President & CEO